Exhibit 10.7

HCW Biologics Inc.

2929 North Commerce Parkway

Miramar, Florida 33025

October 09, 2019

PERSONAL AND CONFIDENTIAL

Rebecca Byam

Re:	Employment Agreement

Dear Rebecca:

It gives me great pleasure to offer you the position of Chief Financial Officer. I hope that you find working at HCW Biologics Inc. (the “Company”) a richly rewarding experience. This letter agreement (this “Agreement”) sets forth the terms and conditions of employment between you (“Employee”) and the Company (each, a “Party” and collectively, the “Parties”).

1. Effective Date and Employee’s Start Date. This Agreement, dated as of October 9, 2019 (the “Effective Date”), shall be effective for a four-year period commencing on October 10, 2019 (“Employee’s Start Date”), and, unless earlier terminated in accordance herein, will end on October 10, 2023 (the “Initial Term”). This Agreement shall automatically renew at the conclusion of the Initial Term for periods of 12 consecutive months (the “Extended Term”), unless the Company or Employee provides written notice to the other Party in accordance with Section 10 herein not less than 30 days before the conclusion of the Initial Term or the Extended Term, that such Party is electing not to extend the term of employment under this Agreement (“Non-Renewal”). The Initial Term and the Extended Term are collectively referred to herein as the “Employment Period.”

2. Employment. Employee shall render services to the Company in the position of Chief Financial Officer and shall report to Hing C. Wong, Chief Executive Officer. Employee shall be based out of the Company’s offices in Florida. Employee shall devote Employee’s business time, energy, attention and skill to the services of the Company and the promotion of its interests. So long as Employee is employed by the Company, Employee shall not, without the prior written consent of the Company establish or engage in any business activity that would compete in any way with the current or proposed business of the Company or its affiliates; provided, that it shall not be a violation of this Agreement for Employee to (i) serve on civic or charitable boards, (ii) serve in a non-executive capacity on the boards of directors of up to two other companies or (iii) manage passive personal investments, in each case so long as such activities do not interfere in any material way with the performance of Employee’s duties and responsibilities to the Company.

3. Compensation.

(a) Salary. The Company shall pay Employee an annual base salary of $275,000 (“Base Salary”) which shall be paid in accordance with the Company’s regularly established payroll practice. The Company’s Chief Executive Officer shall conduct an annual review of the Base Salary and may increase such Base Salary in the Chief Executive Officer’s sole discretion based on the performance of Employee and the Company (“Current Salary”).

(b) Achievement Bonus. Employee shall be eligible to receive achievement bonuses equal to 50% of Employee’s Current Salary on an annual basis in accordance with the terms below (the “Base Bonus Opportunity”). In addition, at the discretion of the Board of Directors, Employee may receive additional bonus opportunities if performance exceeds objectives (the “Additional Bonus Opportunities”). The Base Bonus Opportunity will be determined by specific performance metrics to be mutually agreed upon by Employee and the Company’s Chief Executive Officer in advance, but no later than October 31 of the calendar year preceding the Bonus Year (defined herein in Section 5). In the Bonus Year ending December 31, 2020, the Base Bonus Opportunity will be based on achievement of the following two components in such Bonus Year:

(i)	Employee will receive 25% of Employee’s Base Salary upon the Closing Date of a Mezzanine Financing, as defined herein in Section 5; and

(ii)	Employee will receive 25% of Employee’s Base Salary upon the Closing Date of a Qualified IPO, as defined herein in Section 5.

(c) Equity Incentives. Employee will be eligible to receive incentive stock options (“Options,” as defined herein in Section 5) to purchase shares of Class A Common Stock of the Company (“Common Stock”) to be issued in accordance with the terms of the Company’s 2019 Equity Incentive Plan (as amended) (the “Plan”) and with an exercise price per share equal to the fair market value per share of Common Stock determined in good faith by the Board of Directors as of the date of grant, in accordance with the following:

(i)

Option to purchase 315,000 shares of Common Stock, equal to 0.50% of the fully diluted shares of the Company as of the date hereof, to be granted following the Employee’s Start Date, which will be subject to a 4-year vesting schedule under which the shares will vest on the anniversary of Employee’s Start Date at a rate of 20%, 20%, 25%, and 35% in accordance with the Company’s 2019 Equity Incentive Plan (so long as Employee’s Continuous Service status is in effect on each such date, except as provided for herein in Section 4);

(ii)

Option to purchase 315,000 shares of Common Stock, equal to 0.50% of the fully diluted shares of the Company as of the date hereof, to be granted upon Employee’s achievement of a successful Mezzanine Financing (as defined herein in Section 5), which will be subject to a 3-year vesting schedule under which shares will vest on the anniversary of the Closing Date of a Mezzanine Financing at a rate of 33%, 33%, and 34% (so long as Employee’s Continuous Service status is in effect on each such date, except as provided for herein in Section 4) (the “Mezzanine Bonus Options”); and

(iii)

Option to purchase 315,000 shares of Common Stock, equal to 0.50% of the fully diluted shares of the Company as of the date hereof, to be granted upon Employee’s achievement of a successful Initial Public Offering (as defined herein in Section 5), which will be subject to a 3-year vesting schedule under which shares will vest on the anniversary of the Closing Date of a Qualified IPO at a rate of 33%, 33%, and 34% (so long as Employee’s Continuous Service status is in effect on each such date, except as provided for herein in Section 4) (the “IPO Bonus Options”).

(d) Benefits. Employee will be entitled to participate in all benefit plans (including, but not limited to, any medical, dental, life insurance, retirement and disability plans), which may be available from time to time to the senior executives (and their eligible dependents) of the Company. Employee acknowledges and agrees that the Company may, in its discretion, terminate at any time or modify from time to time any such benefit plans.

(e) Vacation. As an exempt employee, Employee is eligible to participate in the Company’s paid time off program: employees have the authority to use their judgment and discretion to take temporary periods of time away from work as needed, without loss of pay, as their work permits.

(f) Expenses. The Company shall pay or reimburse Employee for business expenses reasonably incurred by Employee in connection with the performance of Employee’s duties in accordance with the written policies of the Company as may be in effect from time to time, including presentation of receipts or other backup or supporting documentation.

(g) No Other Compensation. Other than as expressly set forth in this Section 3, Employee shall not receive any other compensation or benefits from the Company or its affiliates.

(h) Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold from any amounts otherwise due or payable under or pursuant to this Agreement or otherwise such non-U.S., U.S., federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

4. Termination.

(a) Termination. Notwithstanding Section 1 above, Employee may terminate her employment with the Company and this Agreement at any time and for any reason whatsoever simply by notifying the Company and the Company may terminate Employee’s employment and this Agreement at any time, with or without Cause upon not less than 30 days written notice to the Employee (for reasons that are not for Cause). Employee’s employment status can only be modified in a written agreement signed by Employee and by an officer of the Company.

(b) Severance; Acceleration of Option Vesting. The Company shall make any severance payment provided for under this Section 4 on the 60th day following the date on which termination occurs. Severance and acceleration of option vesting are provided by the Company as follows:

(i)

In the event that the Company terminates Employee’s employment not for Cause during the Employment Period, then: (1) the Company shall pay Employee a single cash payment equal to seventy-five percent (75%) of Employee’s Current Salary (i.e., 9 months of severance), less all applicable federal, state and local withholdings and deductions; and (2) the Employee will receive immediate vesting on, if and to the the extent previously granted as of such date, the Mezzanine Bonus Options and/or IPO Bonus Options; provided, that Employee shall not be entitled to any such severance payment and acceleration unless Employee executes and returns to the Company a general release in a form reasonably satisfactory to the Company and the Employee, and does not revoke such release during any applicable revocation period prescribed by law. For the avoidance of doubt, and notwithstanding anything herein to the contrary, Employee shall not be entitled to any severance payment if the Company terminates Employee’s employment for Cause. The Company shall make any severance payment provided for under this Section 4 on the 60th day following the date on which termination occurs.

(ii)	In the event of Non-Renewal, all Options identified in Section 3, for which the vesting schedule has begun, as outlined in that section, will receive immediate vesting.

(iii)

Employee’s employment is terminated by reason of Employee’s death or Disability. In the event Employee’s employment is terminated due to Disability, Employee shall receive those benefits to which Employee is entitled under the Company’s long-term disability benefits plan(s). The Company shall make any severance payment provided for under this Section 4(b) on the 60th day following the date on which termination occurs. If the Employee’s employment is terminated during the Employment Period as a result of the Employee’s death, then all performance-based options identified in Section 3, for which the vesting schedule has begun, as outlined in that section, will receive immediate vesting.

(iv)

In the event that the Company terminates Employee’s employment not for Cause during the Employment Period and within a one-year period following a Change of Control, as defined herein in Section 5, then the Company shall pay Employee a single cash payment equal to one hundred percent (100%) of Employee’s Current Salary (i.e., 12 months of severance), less all applicable federal, state and local withholdings and deductions. Refer to provisions of Change in Control within Equity Incentive Plan.

5. Definitions.

(a) For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) Employee’s material breach of any agreement with the Company, including the Confidentiality Agreement, or any policy of the Company, which breach has not been cured within twenty (20) days following written notice to Employee thereof; (ii) Employee’s conviction of a felony or any other crime involving dishonesty, breach of trust, moral turpitude, or physical harm to any person (including the Company or any of its employees); (iii) Employee’s act of fraud, intentional misrepresentation or dishonesty in connection with Employee’s duties with the business of the Company; (iv) Employee’s material breach in the performance of duties under this Agreement, including insubordination or excessive tardiness, or failure to implement or follow a lawful policy or directive of the Company, in each case where such failure is not cured within twenty (20) days following written notice to Employee thereof; (v) Employee’s commission of any act or omission of gross negligence or willful misconduct in the performance of Employee’s duties; or (vi) Employee being under the influence of alcohol or nonprescription drugs, during work activities, except that “Cause” shall not include Employee’s proper use of prescription drugs with a valid prescription or proper use of over-the-counter medications in accordance with the manufacturer’s recommendations or a physician’s directions or Employee’s modest consumption of alcohol during business dinners or other work-related social events.

(b) “Change of Control” shall mean the occurrence of any of the following events after the Effective Date: (i) an acquisition of the Company by another entity, person, or group of persons by means of any transaction or series of related transactions; (ii) a sale of all or substantially all of the assets of the Company; (iii) a merger with another entity such that the Company’s stockholders of record immediately prior to such merger will, immediately after such merger, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity; or (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(c) “Bonus Year” shall mean the 12 month period ending December 31 of each year for all periods, other than the initial Bonus Year. The initial Bonus Year will begin on the Employee Start Date and end on December 31, 2020.

(d) “Disability” means that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment within the meaning of Section 22(e)(3) of the Code. Section 22(e)(3) of the Code provides that an individual is totally and permanently disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(e) “Options” shall mean compensatory stock options that are incentive stock options to purchase shares of Class A Common Stock of the Company pursuant to the Company’s 2019 Equity Incentive Plan. The Options are subject to vesting provisions contained in Section 3 herein. Employee will be permitted to utilize cashless exercise for the Options. There is a 10-year term from the date on which vesting occurs during which the Options may be exercised.

(f) “Mezzanine Financing” shall mean a private placement that raises a minimum of $20MM ($20,000,000) in equity or an equity-like investment, such as a convertible preferred stock.

(g) “Qualified IPO” shall mean an Initial Public Offering with a pre-money valuation of the Company equal to or higher than $200MM ($200,000,000).

(h) “Closing Date” shall mean the date on which the Company receives the proceeds of the Mezzanine Financing or the Qualified IPO.

6. Post-Termination Obligations.

(a) Employee agrees that all property (including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Employee in the course and scope of Employee’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Employee’s employment.

(b) Upon termination of Employee’s employment, Employee shall be deemed to have resigned from all offices and directorships then held with the Company and its subsidiaries. Following any termination of employment, Employee shall reasonably cooperate with the Company (i) in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees, and (ii) in the defense of any action brought by any third party against the Company that relates to Employee’s employment by the Company for up to one year after the termination of employment; provided, that in each case the Company shall reimburse Employee for any reasonable and documented out-of-pocket fees and expenses incurred by Employee in connection with such cooperation.

(c) Employee acknowledges that (i) because of her position with the Company, she will have access to information about the operations, business strategies and customers, and other valuable proprietary information and trade secrets, of the Company and its affiliates, (ii) the use or disclosure of such information and trade secrets in violation of this Agreement would be extremely difficult to detect or prove, and (iii) any activities restricted by this Section 6(c) would necessarily involve the use or disclosure of the Company’s trade secrets and/or proprietary information. Accordingly, Employee agrees that from the Effective Date until the twelve (12) month anniversary of the termination of employment, Employee will not, directly or indirectly: (i) interfere with, damage or impair (or attempt to tortuously interfere with, damage or impair) the relationship between the Company and its affiliates and any of their customers, suppliers or business relations (or prospective customers, suppliers or business relations) or (ii) solicit, encourage, induce (or attempt to induce, encourage or induce) any person who is an employee, consultant, agent or representative of the Company or its affiliates to terminate his, her or its employment or relationship with the Company or its affiliates.

(d) Employee agrees that she will not directly or indirectly, individually or in concert with others, make any statement calculated or likely to have the effect of undermining or disparaging the business or the business reputation of the Company or its affiliates or their respective employees, officers, directors, customers, suppliers, successors and assigns, including, without limitation, negative comments about any such company, its management methods, policies and/or practices. Notwithstanding the foregoing, nothing herein shall prohibit Employee from (i) confidential disclosures made to Employee’s legal or other professional advisors, (ii) exercising Employee’s rights under this Agreement, any other agreement to which the Company and Employee are parties, or otherwise with respect to employment by the Company, or (iii) responding accurately and fully to any question, inquiry or request made in connection with any governmental inquiry, investigation, review, audit or proceeding, or as otherwise required by law.

(e) Employee acknowledges that the Company is relying for its protection upon the existence and validity of the provisions of this Agreement, that the services to be rendered by Employee are of a special, unique and extraordinary character, and that irreparable injury may result to the Company from any violation or continuing violation of the provisions of this Section 6 for which damages may not be an adequate remedy. Accordingly, notwithstanding Section 10 below, Employee hereby agrees that in addition to the remedies available to the Company by law, the Company shall be entitled to apply to a court of competent jurisdiction to obtain such equitable relief as may be permitted by law by such a court including injunctive relief from any violation or continuing violation by Employee of any term or provision of this Section 6.

7. Section 409(A). It is the intent of the Parties that any and all payments under Section 4 of this Agreement only be made in the event of Employee’s “involuntary termination” within the meaning set forth under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.409A-1(n) promulgated thereunder and as such are intended to satisfy the “short-term deferral” exemption under Treasury Regulation Section 1.409-1(b)(4) and/or the “separation pay” exemption under Treasury Regulation Section 1.409-1(b)(9) such that no payment thereunder shall be deemed “deferred compensation” within the meaning of Code Section 409A. The Parties agree that they will reasonably cooperate with each other to avoid the imposition of any additional taxes, interest and/or penalty under Section 409A of the Code.

8. Confidentiality Agreement. Concurrently with the execution of this Agreement, Employee shall execute and deliver to the Company the Company’s standard Employee Proprietary Information and Invention Assignment Agreement (the “Confidentiality Agreement”).

9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of conflicts) of the State of Florida.

10. Arbitration. Subject to Section 6(e) above, Employee agrees that all disputes, controversies and claims arising out of his employment and/or cessation of employment with the Company or otherwise relating to or connected with this Agreement shall be resolved exclusively through arbitration before a single arbitrator and administered by the American Arbitration Association in accordance with its then existing Employment Arbitration Rules & Procedures. Such arbitration shall take place in Miramar, Florida, unless another venue is selected by mutual agreement of the Parties. All arbitration awards shall be final and binding upon the Parties, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction located in Florida or otherwise.

11. Notices. Any notice permitted, required or desired to be given pursuant to this Agreement shall be personally delivered or sent via certified mail, addressed to the Parties as follows (or such other address that a Party specifies by like notice, provided, however, that notices of a change of address shall be effective only upon written receipt thereof):

If to the Company:	Hing C. Wong, Chief Executive Officer
2929 North Commerce Parkway
Miramar, Florida 33025

If to the Employee:	Rebecca Byam

12. Entire Agreement. It is understood, acknowledged and agreed that there are no oral agreements between the Parties hereto or their affiliates and that this Agreement constitutes the Parties’ and their affiliates’ entire agreement with respect to the subject matter hereof and supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, between the Parties hereto and their affiliates, and none thereof shall be used to interpret or construe this Agreement. This Agreement, and the exhibits attached hereto, and the Confidentiality Agreement contain all of the terms, covenants, conditions, warranties and agreements of the Parties and their affiliates, shall be considered to be the only agreement between the Parties hereto and their affiliates and their respective representatives and agents with respect thereto.

13. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants of this Agreement may be waived only by a written instrument executed by the Parties to this Agreement or, in the case of a waiver, by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

14. Assignment. The rights, duties and benefits of Employee hereunder are personal in nature, and no such right, duty or benefit may be assigned by Employee without the prior written consent of the Company. The rights and obligations of the Company hereunder shall inure to the benefit of, and be binding upon, the Company and its successors and assigns.

15. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16. Construction. Employee and the Company acknowledge and agree that (a) each such Party has consulted (or had the opportunity to consult) with such Party’s own, independent counsel, and such other professional advisors as such Party has deemed appropriate, relating to any and all matters contemplated under this Agreement, (b) each such Party and such Party’s counsel and advisors have reviewed (or had the opportunity to review) this Agreement, (c) each such Party has agreed to enter into this Agreement following such review (or opportunity to review) and the rendering of such advice, and (d) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, or any portions hereof, or any amendments hereto.

17. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same Agreement and shall become effective when a copy signed by each Party has been delivered to the other Party. The Parties agree that facsimile and .pdf signatures shall be as effective as if originals.

Please kindly countersign this Agreement to confirm your understanding and agreement with the terms set forth herein.

HCW Biologics Inc.

By:	/s/ Hing C. Wong
Name: Hing C. Wong
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED:

By:	/s/ Rebecca Byam
Name: Rebecca Byam